EXECUTION VERSION

Accession Deed

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee.

This agreement is made by way of deed on February 14, 2014

BY the subsidiaries of Reynolds Group Holdings Limited party hereto (the "Acceding Parties")

AND IS SUPPLEMENTAL to an intercreditor agreement (the "Intercreditor Agreement") dated November 15, 2013, and made between, among others, Credit Suisse AG as administrative agent and The Bank of New York Mellon as high-yield noteholders trustee.

IT IS AGREED as follows:

1.	Words and expressions defined in the Intercreditor Agreement shall bear the same meaning herein.

2.	The Acceding Parties confirm they have been supplied with a copy of the Intercreditor Agreement.

3.	The Acceding Parties covenant with the Parties to be bound by the terms of the Intercreditor Agreement as Subordinated Guarantors.

4.	The Acceding Parties shall accede to the Intercreditor Agreement in accordance with the terms thereof.

5.	This deed and any non-contractual obligations arising out of or in connection with this deed are governed by, and shall be construed in accordance with, English law.

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IN WITNESS WHEREOF, this agreement has been duly executed and delivered as a deed on the day and year first above written by the Acceeding Parties.